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                                   EXHIBIT 21

                          SUBSIDIARIES OF THE COMPANY

Subsidiaries of Tweeter Home Entertainment Group, Inc.:
          -         New England Audio Co., Inc.
                    Dow Stereo/Video

Subsidiaries of New England Audio Co., Inc.:
          -         NEA Delaware, Inc.

Subsidiaries of NEA Delaware, Inc.
          -         None.

THEG USA, L.P.:
          New England Audio Co., Inc. - 1% General Partner
          NEA Delaware, Inc. - 99% Limited Partner

Tweeter Home Entertainment Group Financing Company Trust
(a Massachusetts business trust):
          Grantor:   New England Audio Co., Inc.
          Trustees:  Samuel Bloomberg
                     Jeffrey Stone